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                              TRANSACTION AGREEMENT
                              ---------------------

          THIS AGREEMENT (the "Agreement") is made this 19/th/ day of December, 2001, by and among INERGY, L. P., a Delaware limited partnership ("MLP"), INERGY GP, LLC, a Delaware limited liability company and general partner of MLP ("GP"), INERGY PROPANE, LLC, a Delaware limited liability company of which MLP is the sole member ("Inergy Propane"), INERGY SALES & SERVICE, INC., a Delaware corporation that is wholly-owned by Inergy Propane ("Inergy S & S"), INERGY HOLDINGS, LLC, a Delaware limited liability company ("Inergy Holdings"), IPCH ACQUISITION CORP., a Delaware corporation and wholly-owned subsidiary of Inergy Holdings ("Acquisition Corp."), and IPCH MERGER CORP., a Delaware corporation and wholly-owned subsidiary of Acquisition Corp. ("Merger Sub").

          WITNESSETH:

          WHEREAS, Inergy Holdings, Acquisition Corp., Merger Sub and MLP have this date entered into an Agreement and Plan of Merger (the "Merger Agreement") with Independent Propane Company Holdings, a Delaware corporation ("IPCH"), and certain stockholders of IPCH, pursuant to which, among other things, Merger Sub will be merged (the "Merger") with and into IPCH, with IPCH being the surviving corporation of the Merger;

          WHEREAS, in the Merger, certain stockholders of IPCH will receive cash and Common Units of MLP ("MLP Units") and Acquisition Corp. will become the sole stockholder of IPCH; and

          WHEREAS, the purpose of this Agreement is to set forth the understanding of the parties respecting certain transactions to take place immediately prior to, concurrently with and immediately after the Merger as hereinafter set forth;

          NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto do hereby agree as follows:

                                   ARTICLE I.
                                   ---------
               TRANSACTIONS TO OCCUR AT THE CLOSING OF THE MERGER
               --------------------------------------------------

          The parties hereto agree that at the Closing of the Merger:

          1.1. Interim Loan. Acquisition Corp. shall enter into a loan agreement
               ------------
(the "Interim Loan Agreement") with certain financial institution lenders providing for the loan to Acquisition Corp. of an aggregate of Twenty-Seven Million Dollars ($27,000,000), such Interim Loan Agreement to be finalized and entered into pursuant to the financing commitment, dated December 11, 2001, of First Union National Bank. Acquisition Corp. shall borrow up to Twenty-Seven Million Dollars ($27,000,000) pursuant to the Interim Loan Agreement and shall apply the proceeds thereof in the manner contemplated by Section 1.2 hereof.

          1.2. MLP Units and Merger Consideration. MLP shall issue and sell to
               ----------------------------------
Acquisition Corp., and Acquisition Corp. shall purchase and acquire from MLP, 365,019 MLP

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Units, fully paid, non-assessable and free and clear of all liens, claims and encumbrances of any kind. The aggregate purchase price to be paid by Acquisition Corp. to MLP for such MLP Units is Nine Million Six Hundred Thousand Dollars ($9,600,000), which amount shall be paid by Acquisition Corp. from the loan proceeds obtained as contemplated by Section 1.1 hereof. Such MLP Units will be utilized by Acquisition Corp. to provide a portion of the merger consideration to be distributed to holders of the Series E Preferred Stock of IPCH upon the effectiveness of the Merger, as contemplated by Section 2.1(f)(ii) of the Merger Agreement. MLP shall cause the certificates representing such MLP Units to be issued in such denominations and in such names as shall be specified by Acquisition Corp. Up to Seventeen Million Six Hundred Thousand Dollars ($17,600,000) of the loan proceeds obtained as contemplated by Section 1.1 hereof shall be applied by Acquisition Corp. to provide the cash portion of the merger consideration to be distributed to IPCH stockholders upon the effectiveness of the Merger.

          1.3. Credit Agreement. Inergy Propane shall enter into a credit
               ----------------
agreement (the "Credit Agreement") with certain financial institution lenders providing for the loan to Inergy Propane of an aggregate of One Hundred Ninety-Five Million Dollars ($195,000,000), such Credit Agreement to be finalized and entered into pursuant to the financing commitment, dated December 11, 2001, of First Union National Bank.

          1.4  Capitalization of Acquisition Corp. At or prior to Closing,
               ----------------------------------
Inergy Holdings will transfer to Acquisition Corp. all of the stock of Wilson Oil Company of Johnston County, Inc. ("Wilson"), which owns all of the stock of Rolesville Gas and Oil Company, Inc.("Rolesville"), together with debt and receivables owed by Wilson and Rolesville to Inergy Holdings, all as reflected on balance sheets of Wilson and Rolesville attached hereto as Exhibit A.
                                                              ---------

                                   ARTICLE II.
                                   ----------
                  TRANSACTIONS IMMEDIATELY FOLLOWING THE MERGER
                  ---------------------------------------------

          The parties hereto agree that immediately following the Merger:

          2.1  Dissolution of IPCH. Acquisition Corp., as the sole stockholder
               -------------------
of the surviving corporation in the Merger, IPCH, shall take such action as may be required to dissolve and liquidate IPCH under applicable Delaware law. As a result of this dissolution and liquidation, Acquisition Corp. will become the sole stockholder of Independent Propane Company, a Delaware corporation ("Independent Propane").

          2.2. Conversion of Independent Propane. Acquisition Corp., as the sole
               ---------------------------------
stockholder of Independent Propane, shall cause Independent Propane to take such action as may be required under applicable Delaware law to convert Independent Propane from a Delaware corporation into a Delaware limited liability company ("Independent Propane, LLC"). As a result of this conversion, Acquisition Corp. will be the sole member of Independent Propane, LLC and the owner of all membership interests in Independent Propane, LLC.

          2.3. Purchase of Independent Propane, LLC Membership Interests.
               ---------------------------------------------------------

          (a) Acquisition Corp. shall sell, assign and transfer to Inergy Propane, and Inergy Propane shall purchase and acquire from Acquisition Corp. (i) all rights and

                                       2

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     interests of Acquisition Corp. in, to and under the Merger Agreement (other than those rights and interests described in the immediately following sentence), together with Acquisition Corp.'s rights and interests in, to and under the Escrow Agreement referred to therein (other than those rights and interests described in the immediately following sentence), and (ii) all membership interests in Independent Propane, LLC. Notwithstanding the foregoing, Acquisition Corp. shall retain, and shall not sell, assign and transfer to Inergy Propane, all rights and interests of Acquisition Corp. in, to and under (1) the Merger Agreement insofar, and only to the extent that, they arise with respect to the representations and warranties set forth in Section 3.14 of the Merger Agreement or the indemnification provided under the Merger Agreement with respect to any misrepresentation or breach of such representations and warranties, or (2) the Escrow Agreement insofar, and only to the extent that, they arise with respect to the rights and interests referred to in clause (1) of this sentence.

          (b) In consideration for the sale, assignment and transfer contemplated by Section 2.3(a) hereof, MLP shall issue and sell to Acquisition Corp. 394,601 MLP Units, fully paid, non-assessable and free and clear of all liens, claims and encumbrances of any kind, and Inergy Propane shall assume, be responsible for and pay all debts, liabilities and obligations of Acquisition Corp. as of the effective time of the Merger, other than the liabilities and obligations of Acquisition Corp. arising pursuant to the Guaranty; provided, however, that said assumption of debts, liabilities and obligations shall not (i) increase the obligation of Inergy Propane with respect to such debts, liabilities and obligations, (ii) waive any valid defense that was available to Acquisition Corp. with respect to such debts, liabilities and obligations, or (iii) enlarge any rights or remedies of any third party under any of such debts, liabilities and obligations. As of the date of this Agreement, the parties anticipate that the debts, liabilities and obligations that Acquisition Corp. would assume, be responsible for and pay will consist of (1) Acquisition Corp.'s contractual obligations under the Merger Agreement, (2) the Twenty-Seven Million Dollars ($27,000,000) loan obtained pursuant to the Interim Loan Agreement, and (3) the debts, liabilities and obligations of IPCH at the effective time of the Merger. Acquisition Corp. may obtain a loan or loans from banks, financial institutions or other lenders at any time during the five year period immediately following the date hereof for the purpose of paying Acquisition Corp.'s tax liabilities. In the event Acquisition Corp. obtains any such loan or loans, Inergy Propane shall reimburse Acquisition Corp. for all out-of-pocket costs and expenses reasonably incurred by Acquisition Corp. with respect to up to Five Million Dollars ($5,000,000) in original principal amount of such borrowings, including without limitation, up-front fees and reasonable attorneys' fees but excluding interest.

          (c) Acquisition Corp. shall remain responsible for and shall pay all of its debts, liabilities and obligations that are not specifically contemplated by Section 2.3(b) hereof as being assumed by Inergy Propane.

          (d) The parties hereto acknowledge that the MLP Units issued to Acquisition Corp. hereunder reflect a recognition of certain income tax liabilities that will be incurred by Acquisition Corp. as a result of remedial allocations of the MLP's income to Acquisition Corp. under Section 704(c) of the Internal Revenue Code. The related tax

                                       3

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     payable as a result of such allocation is referred to herein as the
     "Additional Taxes." A calculation of the present value of the Additional Taxes is attached hereto as Appendix I. The parties further recognize that such calculation is based on the assumption that MLP and its subsidiaries will continue to hold the assets held by Independent Propane, LLC at the time the membership interest in Independent Propane, LLC is transferred to MLP under 2.3(a) above for a fifteen year period after such transfer. In the event that MLP or its subsidiaries disposes of any of such assets prior to the aforesaid 15-year period and such disposition results in an earlier allocation of taxable income to Acquisition Corp. than that contemplated by the calculation set forth in Appendix I hereto, a revised calculation of the present value of the Additional Taxes shall be made consistent with the way in which such calculation was made in Appendix I to arrive at a new present value of the Additional Taxes, such calculation to be made as of the taxable year end in which the disposition occurs. Such revised calculation shall become the new Appendix I hereunder. MLP agrees to pay to Acquisition Corp. cash in an amount equal to the amount by which the present value of the Additional Taxes in any such new Appendix I exceeds the present value of the Additional Taxes set forth in the Appendix I that is replaced with such new Appendix I.

          (e) Subject to the terms and conditions set forth in the Registration Rights Agreement to be entered into between MLP and Acquisition Corp. (in substantially the form attached hereto as Exhibit B), if MLP proposes for
                                               ---------
     any reason to register any MLP Units under the Securities Act (other than on Form S-4 or Form S-8 promulgated under the Securities Act or any successor forms thereto), it shall promptly give written notice to Acquisition Corp. of its intention so to register the MLP Units and, upon the written request, given within 20 days after delivery of any such notice by MLP, of Acquisition Corp. to include in such registration the MLP Units acquired by Acquisition Corp. pursuant to Section 2.3(b) hereof (which request shall specify the number of MLP Units proposed to be included in such registration), MLP shall use its best efforts to cause all such MLP Units owned by Acquisition Corp. to be included in such registration on the same terms and conditions as the securities otherwise being sold in such registration; provided, however, that if the managing underwriter, if any, advises MLP that the inclusion of all such MLP Units owned by Acquisition Corp. proposed to be included in such registration would interfere with the successful marketing of MLP Units proposed to be registered by MLP (in terms of a significant adverse effect on the price, timing or distribution of such securities), then the number of MLP Units proposed to be included in such registration shall be included in the following order:

          (i)  first, the MLP Units proposed to be registered by MLP; and

          (ii) second, the MLP Units owned by Acquisition Corp. that are proposed to be included in such registration.

          2.4. Amendment of GP's Limited Liability Company Agreement. Inergy
               -----------------------------------------------------
Holdings, as the sole member of GP, shall amend the Limited Liability Company Agreement of GP to provide that Acquisition Corp. shall have the right to appoint two directors to the board of directors of GP for a period of three years immediately following the effective time of the Merger.

              2.5.   Transfer of Assets to Inergy S & S. Inergy Propane shall
                     ----------------------------------
cause Independent Propane, LLC to assign and transfer to Inergy S & S certain of the operating assets of Independent Propane, LLC which Inergy Propane determines may generate non-qualifying income as contemplated by Section 7704 of the Internal Revenue Code. In effecting such assignment and transfer, Inergy Propane shall cause Independent Propane, LLC to execute and deliver to Inergy S & S such assignments, bills of sale, notices, consents, assurances and other instruments of transfer and conveyance as Inergy S & S shall deem to be necessary or desirable to vest in Inergy S & S all right, title and interest in and to the subject assets, free and clear of all liens, claims and encumbrances of any kind.

              2.6.   Payment of Interim Loan. Inergy Propane shall borrow up to
                     -----------------------
Twenty-Seven Million Dollars ($27,000,000) from certain financial institution lenders pursuant to the "IPC Acquisition Facility" to be provided for in the Credit Agreement and shall apply the proceeds thereof to satisfy and discharge all amounts owing by Acquisition Corp. under the Interim Loan Agreement (including, without limitation, principal, interest, fees and expenses). Thereupon, Acquisition Corp. shall cause the Interim Loan Agreement to be terminated.

              2.7.   Guaranty. Acquisition Corp. shall enter into a guaranty
                     --------
agreement (the "Guaranty") for the benefit of the financial institution lenders pursuant to which Acquisition Corp. shall guarantee the payment when due, whether at stated maturity, by acceleration or otherwise, of the obligations of Inergy Propane under the Credit Agreement (whether for principal, interest, fees, expenses or otherwise) with respect to the loan of up to Thirty-Five Million Dollars ($35,000,000). Such Guaranty shall not obligate Acquisition Corp. with respect to any other loans made pursuant to the Credit Agreement.

                                  ARTICLE III.
                                  ------------
                                  MISCELLANEOUS
                                  -------------

              3.1.   Order of Transactions. The transactions provided for in
                     ---------------------
Articles I and II of this Agreement shall be completed in the following order:

              (a) First, the transactions provided for in Article I shall be completed, with the transactions contemplated by said Article being completed in the order presented in said Article; and

              (b) Second, the transactions provided for in Article II shall be completed, with the transactions contemplated by said Article being completed in the order presented in said Article.

              3.2.   Representations and Warranties. Each party hereto
                     ------------------------------
represents and warrants to each of the other parties hereto as follows:

              (a) Such party has the right, power and authority for, and has taken all necessary corporate and other action to authorize, the execution, delivery and performance by such party of this Agreement;

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

              (b) This Agreement has been duly executed and delivered by the duly authorized officers of such party and constitutes the legal, valid and binding obligation of such party, enforceable in accordance with its terms; and

              (c) Any assets contemplated to be transferred and assigned by such party hereunder to another party is owned by such transferring/assigning party, free and clear of all liens, claims and encumbrances, and upon such transfer the other party will succeed to all right, title and ownership in such assets, other than any security interest, mortgage, lien, claim or encumbrance created pursuant to the Credit Agreement, or any agreement or instrument contemplated thereby.

              THE PARTIES ACKNOWLEDGE AND AGREE THAT, EXCEPT FOR THE FOREGOING REPRESENTATIONS AND WARRANTIES, ALL ASSETS CONTEMPLATED BY THIS AGREEMENT TO BE TRANSFERRED AND ASSIGNED WILL BE TRANSFERRED AND ASSIGNED ON AN AS-IS, WHERE-IS BASIS, AND NO OTHER REPRESENTATIONS OR WARRANTIES SHALL BE MADE WITH RESPECT TO SUCH ASSETS.

              3.3.   Costs and Expenses. Inergy Propane shall be responsible for
                     ------------------
and shall pay the fees and expenses incurred by each party hereto in connection with the transactions contemplated hereby, whether or not such transactions are consummated, including, without limitation, all sales, use, transfer and similar taxes arising out of the assignments and transfers contemplated to be made hereunder, all documentary, filing, recording, transfer, deed, and conveyance taxes and fees required in connection therewith, and all fees and expenses of counsel to each party hereto.

              3.4.   Headings. All section headings in this Agreement are for
                     --------
convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof.

              3.5.   Successors and Assigns. The Agreement shall be binding upon
                     ----------------------
and inure to the benefit of the parties signatory hereto and their respective successors and assigns.

              3.6.   No Third Party Rights. The provisions of this Agreement are
                     ---------------------
intended to bind the parties signatory hereto as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.

              3.7.   Counterparts. This Agreement may be executed in any number
                     ------------
of counterparts, all of which together shall constitute one agreement binding on the parties hereto.

              3.8.   Governing Law. This Agreement shall be governed by, and
                     -------------
construed in accordance with, the laws of the State of Missouri applicable to contracts made and to be performed wholly within such state without giving effect to conflict of law principles thereof.

              3.9.   Severability. If any of the provisions of this Agreement
                     ------------
are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any political body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not

                                       6

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invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid, and an equitable adjustment shall be made and necessary provision added so as to give effect to the intention of the parties as expressed in this Agreement at the time of execution of this Agreement.

              3.10.  Amendment or Modification. This Agreement may be amended or
                     -------------------------
modified from time to time only by the written agreement of all the parties hereto.

              3.11.  Integration. This Agreement supersedes all previous
                     -----------
understandings or agreements between the parties, whether oral or written, with respect to its subject matter. This document is an integrated agreement which contains the entire understanding of the parties. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement unless it is contained in a written amendment hereto executed by the parties hereto after the date of this Agreement.

              3.12.  Further Assurances. Each party hereto agrees to execute and
                     ------------------
deliver such additional instruments, documents and certifications and to take such other action as is necessary or appropriate to carry out the purpose and intent of this Agreement and the transactions contemplated herein.

         [The remainder of this page intentionally has been left blank]

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

                  IN WITNESS WHEREOF, the undersigned have executed the foregoing Agreement as of the day and year first above written.

INERGY, L. P.                                 INERGY HOLDINGS, LLC

By:  Inergy GP, LLC (its General Partner)
                                              By /s/John J. Sherman
                                                 -------------------------------
                                                John J. Sherman, President

     By /s/John J. Sherman
        --------------------------------
       John J. Sherman
       President of Inergy GP, LLC

INERGY GP, LLC                                IPCH ACQUISITION CORP.


By   /s/John J. Sherman                       By /s/John J. Sherman
     -------------------------------             -------------------------------
    John J. Sherman, President                  John J. Sherman, President


INERGY PROPANE, LLC                           IPCH MERGER CORP.


By   /s/John J. Sherman                       By /s/John J. Sherman
     --------------------------------            -------------------------------
    John J. Sherman, President                  John J. Sherman, President


INERGY SALES & SERVICE, INC.


By   /s/John J. Sherman
     --------------------------------
    John J. Sherman, President

                                       8

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                                                                       EXHIBIT A

                      WILSON AND ROLESVILLE BALANCE SHEETS

                                                                       EXHIBIT B

                          REGISTRATION RIGHTS AGREEMENT

                                       10